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                                                                    EXHIBIT 21.1


                    MONARCH DENTAL CORPORATION AND AFFILIATES


Monarch Dental Corporation

Partners Dental Corporation

Monarch Dental Associates, L.P.

MacGregor Dental Associates, L.P.

Monarch Dental Management, Inc.

Modern Dental Professionals, P.C.

Midwest Dental Care, Mondovi, Inc.

Midwest Dental Care, Sheboygan, Inc.

Midwest Dental Management, Inc.

Monarch Dental Associates (Arkansas), Inc.

Modern Dental Professionals - Girlinghouse, P.A.

Modern Dental Professionals - St. Raymond (a Professional Dental Corporation)

Dental Centers of Indiana (Monarch), Inc.

DCI, Lee, L.P.

Drs. Johnson, Terry and Associates, L.P.

Modern Dental Professionals - Indiana, P.C.

Three Peaks Dental Management, Inc.

Modern Dental Professionals - Colorado, P.C.

Monarch Dental (Press) Associates, L.P.

Monarch Dental Associates (Midland/Odessa), L.P.